Exhibit 99.1

Company Release – Mifflintown, PA – May 10, 2016 Juniata Valley Financial Corp. Announces First Quarter Earnings

Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC Pink: JUVF) (“Juniata”), announced that Juniata’s first quarter 2016 net income was $1,292,000, an increase of $368,000, or 39.8% as compared to net income in the first quarter of 2015. Earnings per share was $0.27 per share in the first quarter of 2016, representing an increase of 22.7% over the first quarter of 2015. Ms. Barber noted that “This past quarter was the first full quarter of combined results since the acquisition of FNBPA Bancorp, Inc. was consummated late in the fourth quarter of 2015”.

Net interest income increased in the first quarter of 2016 by $968,000 when compared to the first quarter of 2015, driven by higher average loan balances and lower funding costs. Average earning assets were $101.4 million higher in the 2016 quarter, as a result of both organic growth and the FNBPA bank acquisition. Partially offsetting the increase in net interest income was an increase in non-interest expense, primarily employee compensation and benefits expense, due to added staffing in Juniata’s Northern Tier (FNBPA’s market area). Other non-interest expense increases included data processing expense, professional fees and FDIC insurance premiums, all related to the expanded organization. Merger and acquisition expense was also incurred in the first quarter of 2016 as the integration of FNBPA continues. Merger and acquisition costs were $58,000 in the first quarter of 2016 compared to $10,000 in the first quarter of 2015. It is expected that integration costs related to FNBPA will continue through the second quarter of 2016.

Non-interest income during the first quarter of 2016 increased by $179,000 when compared to the first quarter of 2015 and included a $113,000 gain on the sale of student loans acquired in the FNBPA transaction, as well as a $61,000 increase in combined customer service fees and debit card fee income.

Annualized return on average assets for the first quarter of 2016 was 0.88% as compared to 0.78% for the same period in 2015 and annualized return on average equity was 8.50% and 7.36% in the first quarters of 2016 and 2015, respectively. Excluding tax-effected non-recurring merger and acquisition costs, return on average assets and return on average equity were 0.91% and 8.75%, respectively, for the first quarter of 2016, and 0.78% and 7.44%, respectively, in the first quarter of 2015.

Total assets at March 31, 2016 were $575.3 million, a decrease of 1.5% compared to December 31, 2015. During the same period, loans grew by $1.5 million, or 0.4%, and deposits increased by $9.1 million, or 2.0%. Credit quality continued to improve in the first quarter of 2016. As of March 31, 2016, non-performing loans as a percentage of average outstanding loans was 0.97%, improving from 1.21% on December 31, 2015 and from 1.69% one year ago on March 31, 2015.

On April 19, 2016, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share, payable on June 1, 2016 to shareholders of record on May 18, 2016.

To review financial statements which include detailed quarter and year-to-date financial information, please refer to Juniata’s reports by following this link Q1 2016 Form 10-Q. These financial statements can be also be found at www.jvbonline.com, under Investor Relations/SEC Filings/Documents/Latest 10Q.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the SEC.  Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with fifteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through OTC Pink under the symbol JUVF.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the SEC.